EXHIBIT 10.1

December 16, 2013

Mr. Thomas Hoops

Dear Tom:

This letter will confirm the offer of employment that Legg Mason & Co., LLC (“Legg Mason” or “the Company”) has made to you. We have offered to employ you as the Head of Business & Product Development at a semi-monthly salary of $14,583.34 ($350,000.00 annually) and expect that your start date will be January 6, 2014. You will maintain your residence in North Carolina, and you will work from a Legg Mason office in Charlotte from which you will commute as needed.

1.	You will receive a one-time sign-on award comprised of:

a.	a cash award in the amount of $1,000,000.00 (“Cash Award”), less applicable taxes and other required deductions, that will be included in your first paycheck.

b.	a Legg Mason restricted stock award grant valued at $3,500,000.00 (“Restricted Stock Award”), subject to the vesting schedule set forth in Section 1(f) herein.

c.
In the event that your current employer (Wells Fargo), prior to your start date at Legg Mason, pays you a cash bonus or vests restricted stock, your Cash Award and Restricted Stock Award awarded by Legg Mason and described in Sections 1(a) and 1(b) of this Agreement, shall be reduced by the gross amount paid or vested by Wells Fargo.

d.
If within thirty-six (36) months of your date of hire, your employment is terminated by the Company, or by its successors or affiliates, for Cause (as defined herein), you will be responsible for repaying a pro-rated amount of the Cash Award, plus all collection costs (including attorneys’ fees) incurred in connection therewith. The pro-rated amount will be based on the number of months worked. Your signature below constitutes your acknowledgement of, and agreement with, these terms.

e.
The expected date of the Restricted Stock Award grant is the first day of your employment at Legg Mason. The terms and conditions of the Restricted Stock Award will be in accordance with the Legg Mason, Inc. 1996 Equity Incentive Plan and other relevant plan documents.

f.	The vesting schedule for the Restricted Stock Award will be:

•	April 30, 2015 - 50% of the Award will vest;

•	April 30, 2016 - 25% of the Award will vest; and

•	April 30, 2017 - 25% of the Award will vest.

g.	As used herein, “Cause” is defined as termination of your employment by reason of any of the following: (i) a violation by you of, or an act taken by you or your failure to act which causes the Company or any of its affiliates to be in violation of, any government statute or regulation, or of the constitution, by-laws, rules or regulations of any securities or commodities exchange or a self-regulatory organization, or of the written policies of the Company, including but not limited to the Legg Mason, Inc. Code of Conduct; (ii) the entering of an order or decree by a court, regulatory body or self-regulatory organization or the taking of any similar action with respect to you which substantially impairs you from performing your duties; (iii) your insubordination, malfeasance, disloyalty or dishonesty; (iv) any grossly negligent or reckless act or other misconduct (personal or professional) that causes substantial harm (either economic or reputational) to the Company or any of its affiliates; (v) your conviction or disposition of anything other than “not guilty” of a crime involving moral turpitude or a felony; (vi) your failure to devote all of your professional time to your assigned duties and to the business of the Company and its affiliates; or (vii) a factual representation made by you in furtherance of your hiring which shall prove to have been incorrect in any material respect when made.

2.
For the performance year ending March 31, 2014, you will be eligible for an annual incentive award based on the portion of the fiscal year you are employed by the Company. Any incentive compensation will be awarded pursuant to the incentive and restricted stock or other deferred compensation program(s) in effect at the time of payment, and may consist of a cash bonus, or a combination of cash and shares of restricted stock or other deferred compensation. All compensation awards are subject to the approval of the Compensation Committee of the Legg Mason, Inc. Board of Directors. A general overview of incentive compensation awards is attached to this letter. The compensation package including deferred and future payments is dependent upon your continued employment at the time of payment unless State and Federal laws specifically provide otherwise.

3.
In addition, for future performance cycles, you will have an annual incentive target of $2,400,000.00 less applicable taxes and other required deductions.  The amount of any actual incentive award is discretionary and contingent upon Legg Mason performance, the approval of the Legg Mason, Inc. Compensation Committee and, of course dependent upon your continued employment at the time of payment, as permitted by all State and Federal laws. Any incentive compensation will be awarded pursuant to the incentive and restricted stock or other deferred compensation program(s) in effect at the time of payment, and may consist of a cash bonus, or a combination of cash and shares of restricted stock or other deferred compensation. A general overview of incentive compensation awards is attached to this letter.

4.
Legg Mason employees are paid on the 15th and the last day of the month. If the 15th or the last day of the month falls on a weekend day or a holiday, you will be paid on the last work day before the designated pay day.

5.
You will be eligible for all Company benefits generally available to full-time regular employees and be subject to all policies and practices of the Company as articulated in the Legg Mason employee handbook (available electronically on the Company’s intranet site and updated from time to time, with or without notice, for which you are responsible for understanding), and other communications. One benefit includes Paid Time Off (PTO). It is important to note that there are cases where accrued but unused PTO is not paid at the time of separation. The full PTO policy is enclosed.

6.
You have stated that you are subject to certain restrictive covenants with your current employer. You represent that your acceptance of this offer and performance of the duties of the position offered will not violate these covenants.

7.
While you are employed by Legg Mason, its successors and affiliates, and for a twelve (12) month period following the termination of your employment for any reason, you agree that you will not directly or indirectly other than for the benefit of the Company or its Affiliates solicit the transfer of any business from any client of the Company or its affiliates. During this period, you further agree that you will not directly or indirectly encourage the termination or reduction of any business that the Company or its affiliates has with any such client. Your agreement not to solicit means that for twelve (12) months following your termination date, you will not initiate contact or communication of any kind for the purpose of inviting, encouraging or requesting any such client to (a) transfer an existing account from the Company or its affiliates to you or any third party, (b) surrender, redeem or terminate any product, service or relationship with the Company or its affiliates. You further agree that, following your termination of employment with the Company, you will not disparage the Company or its affiliates and any investment products of the Company and affiliates with any client or source of business. Additionally, while you are employed by Legg Mason, its successors and/or affiliates, and for a twelve (12) month period following the termination of your employment for any reason, you agree that you will not directly or indirectly solicit or encourage any employee of the Company or its affiliates to terminate his/her employment and become employed elsewhere. Your signature below constitutes your acknowledgement of, and agreement with, these terms.

8.
It is important to note that due to regulatory considerations, Legg Mason monitors the personal trading activities of its employees to ensure that all such employees act in a manner consistent with the best interests of the clients of Legg Mason and its affiliates. As a Legg Mason employee, you will receive training during Orientation regarding the requirements applicable to you under Legg Mason Code of Ethics. In particular, one requirement of which you should be aware before accepting employment with Legg Mason is that, with few exceptions, any brokerage accounts through which you trade must be maintained with one of the following firms: Ameriprise Financial, Charles Schwab, E*Trade, Fidelity Investments, Janney Montgomery Scott, Merrill Lynch, Morgan Stanley Smith Barney, Robert W. Baird & Co., Scottrade, T. Rowe Price, TD Ameritrade, UBS, Wells Fargo, or directly held Legg Mason Funds and Legg Mason Partner Fund Accounts. These firms have established the required electronic trade feeds into the Legg Mason Compliance Department needed for monitoring purposes under the Legg Mason Code of Ethics.

This offer is contingent upon the following:

•	A satisfactory reference check

•	Proof of right to work; satisfaction of (I-9) requirements

•	Verification of the information you have provided including current compensation and Wells Fargo stock holding

•	A satisfactory background check (which may include, but is not limited to, criminal, education,credit, and employment verification)

•	Eligibility to be employed by Legg Mason as defined by applicable securities laws and regulations promulgated thereunder.

If any of these contingencies are not met, the offer of employment may be rescinded or, if you already have started working, your employment may be terminated immediately.

While it is our hope and expectation that you will have a long and rewarding career at Legg Mason, you should understand that this constitutes an offer of "employment at will," which means that, at any time after the commencement of your employment and for any reason or for no reason at all, you may voluntarily terminate your employment, and Legg Mason may terminate your employment without further obligations to you. Any oral statements or representations to the contrary are expressly disavowed.

Tom, we are truly excited about the possibility of you joining Legg Mason. Please let us know if you are accepting this offer within five (5) business days; the offer is withdrawn if not accepted within this time period. Should you have any questions, please call me at (410) 539-0000.

Sincerely,

Joseph A. Sullivan
President and CEO
Legg Mason, Inc.

ACKNOWLEDGED AND ACCEPTED BY:____________________________ DATE:____________
Sign here

EXPLANATION OF INCENTIVE COMPENSATION AWARDS

Certain Legg Mason employees may from time to time receive various forms of incentive compensation awards. Unless your compensation is guaranteed, incentive awards are purely discretionary. Discretionary means that they may be awarded in whole or in part, modified or withheld in the sole discretion of the Company with or without prior notice. Incentive compensation awards take the following forms:

1. Cash bonuses
Cash bonuses are discretionary and based on company performance and are intended to incentivize high performing employees to continue to perform at a high level. Cash bonuses are fully taxable in the year in which they are received. If the employee leaves the Company for any reason before the bonus is paid, the employee loses the right to be considered for a bonus.

2. Restricted Stock Awards
Legg Mason has several restricted stock programs, but the common feature is that the employee receives an award in the form of shares of Legg Mason stock that vest over a period of years. These awards are not compensation for past performance, but rather are intended to serve as an incentive to remain with the Company. If the employee leaves the Company before the shares vest, the employee gets no economic benefit from those shares. Unless the employee elects otherwise, the employee recognizes no "income" and pays no tax on these shares until they vest. Although the amount of restricted stock may be related to current cash compensation or total incentive compensation, it is not guaranteed nor does it represent earned compensation. Any award of restricted stock is subject to the terms and conditions of the equity Plan and restricted stock agreements under which they are issued, which may be modified or discontinued. The employee will receive a copy of the Plan and the related restricted stock agreement, and is responsible for reading and understanding the terms and conditions. Even if the employee does not read the Plan or the agreement, those terms and conditions will govern until changed by the Company.

3. Stock Option Awards
A relatively small number of Legg Mason employees may from time to time receive Stock Option Awards. Although technically not part of the employee's compensation, these awards may in the future represent significant value to the employee. Stock Option Awards entitle the employee to purchase (in the future) shares of Legg Mason stock at a predetermined price for a specified period of time. The Option Awards vest over a period of years. Like restricted stock awards, these awards are granted to incentivize the employee to remain with the Company and to contribute to its financial performance, and do not constitute current compensation for work already performed, nor do they constitute income until the options are exercised. Stock Option Awards can only be authorized by the Compensation Committee of the Legg Mason Board of Directors, and are purely discretionary. Any Stock Option Award is subject to the terms and conditions of the equity plan and stock option agreement under which it is issued, and which may be modified or discontinued. The employee must sign the agreement to be bound by those terms and conditions in order to receive the grant.

4. Other deferred compensation awards
The Company may issue awards under other deferred compensation programs on a purely discretionary basis. The terms and conditions of these other awards may be similar to that of any restricted stock award, but may be in the form of a cash payment rather than restricted stock.

As used herein, Termination “For Cause” is defined as termination of your employment by reason of any of the following, as determined in the sole discretion of management: (i) a violation by you of, or an act taken by you or your failure to act which causes the Company to be in violation of, any government statute or regulation, or of the constitution, by-laws, rules or regulations of any securities or commodities exchange or a self-regulatory organization, or of the written policies of the Company, including but not limited to the Company's Code of Conduct; (ii) the entering of an order or decree by a court, regulatory body or self-regulatory organization or the taking of any similar action with respect to you which substantially impairs you from performing your duties; (iii) your insubordination, malfeasance, disloyalty or dishonesty; (iv) any grossly negligent or reckless act or other misconduct (personal or professional) that causes substantial harm (either economic or reputational) to the Company; (v) your conviction or disposition of anything other than “not guilty” of moral turpitude or felony; (vi) your failure to devote all of your professional time to your assigned duties and to the business of the Company;

or (vii) a factual representation made by you in furtherance of your hiring which shall prove to have been incorrect in any material respect when made.

I have read and understand this explanation of incentive compensation. I understand that this document is intended to provide a general overview of incentive compensation and that further details are available through our Finance Compensation Department. I further understand that any of these programs may be modified or discontinued in the Company’s discretion at any time.

By signing this explanation, you acknowledge and agree that the Company makes no representations as to the tax consequences of any incentive compensation provided to you (including, without limitation, under Section 409A of the Internal Revenue Code, if applicable), and that you are solely responsible for any and all income, excise or other taxes imposed on you with respect to any and all incentive compensation provided to you.

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SIGNATURE	DATE